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                                                               Exhibit 99.1


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549



                           Re:  NSTAR
                                Registration on
                                Forms S-4 and S-8



We are aware that our report dated November 15, 1999 on our review of the consolidated interim financial information of NSTAR as of and for the period ended September 30, 1999 and included in NSTAR's quarterly report on Form 10-Q for the quarter then ended is incorporated by reference in NSTAR's registration statement on Form S-4 and related amendments (File No. 333-78285) and on Form S-8 (File No. 333-85559). Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be considered a part of the registration statements prepared or certified by us within the meaning of Sections 7 and 11 of that Act.





Hartford, Connecticut               PricewaterhouseCoopers LLP
November 15, 1999